Exhibit 23.4
CONSENT OF MILLER AND LENTS, LTD.
INDEPENDENT PETROLEUM ENGINEERS
     As independent petroleum engineers, we hereby consent to the use and inclusion of our letter report dated November 26, 2010, with respect to the proved oil, gas and natural gas liquids reserves and projected future net revenues associated with these reserves as of June 30, 2010 attributable to the QR Energy, LP net interests in properties specified by Quantum Resources Management, LLC, in the Registration Statement on Form S-1 for QR Energy, LP and to all references to our firm included in the Registration Statement.
     The Registration Statement contains references to certain reports prepared by Miller and Lents, Ltd. for the exclusive use of Quantum Resources Management, LLC. The analysis, conclusions, and methods contained in the reports are based upon information that was in existence at the time the reports were rendered and Miller and Lents, Ltd. has not updated and undertakes no duty to update anything contained in the reports. While the reports may be used as a descriptive resource, investors are advised that Miller and Lents, Ltd. has not verified information provided by others except as specifically noted in the reports, and Miller and Lents, Ltd. makes no representation or warranty as to the accuracy of such information. Moreover, the conclusions contained in such reports are based on assumptions that Miller and Lents, Ltd. believed were reasonable at the time of their preparation and that are described in such reports in reasonable detail. However, there are a wide range of uncertainties and risks that are outside of the control of Miller and Lents, Ltd. which may impact these assumptions, including but not limited to unforeseen market changes, actions of governments or individuals, natural events, economic changes, and changes of laws and regulations or interpretation of laws and regulations.

Houston, Texas

December 9, 2010	MILLER AND LENTS, LTD.

	By:	/s/ R. Lee Comer, Jr.

	Name:	R. Lee Comer, Jr.

	Title:	Vice President, P.E.